Exhibit 4.3

Certificate Number	SHARES
___	___

SERIES V PREFERRED STOCK, PAR VALUE $1.00

Cargo Connections Logistics Holding Inc.

Incorporated Under the Laws of the State of Florida

THIS CERTIFIES THAT

______________

[SPECIMEN]

is the registered owner of _____________ shares of fully paid and non-assessable Series V Preferred Stock, par value $1.00 per share, issued by:

Cargo Connection Logistics Holding, Inc.

(The “Corporation”) transferable upon the books of said Corporation by the named holder(s) hereof in person or by duly authorized attorney, upon the surrender of this certificate properly endorsed at the office of the Corporation. Each share hereof may be exchanged for such number of shares of the Corporation’s Common Stock, par value $.001 as determined pursuant to the Articles of Amendment to Articles of Incorporation to filed by the Corporation with the Secretary of State of the State of Florida on November 13, 2006.

IN WITNESS the seal of the Corporation and the true signatures of its duly authorized officers are set forth below.

Dated:

Scott Goodman, Secretary	Jesse Dobrinsky, Chief Executive Officer